UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
Washington, D.C. 20549	Expires: February 28, 2006
SCHEDULE 14A	Estimated average burden hours per response......... 12.75

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

Perot Systems Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (03-04) Persons who are to respond to the Collection of information contained in this form are not required to respond unless the form displays a currently valid OMB cotrol number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

PEROT SYSTEMS CORPORATION

2300 W. Plano Parkway
Plano, Texas 75075

Notice of Annual Meeting of Stockholders
Wednesday, May 11, 2005
3:00 p.m. – Central Daylight Time

Perot Systems Corporation
Plano Campus Cafeteria, West Lobby
2300 West Plano Parkway
Plano, Texas 75075

March 31, 2005

TO OUR STOCKHOLDERS

On behalf of the Board of Directors, you are cordially invited to attend the 2005 Perot Systems Corporation Annual Meeting of Stockholders. At the Annual Meeting, our stockholders will be voting on:

•	the election of our directors;

•	the ratification of the appointment of our independent registered public accounting firm for 2005; and

•	any other business properly brought before the meeting.

Voting is limited to stockholders of record at the close of business on March 14, 2005.

If you plan to attend the meeting in person, please bring to the Annual Meeting one of the admission tickets provided with these proxy materials.

Sincerely yours,

Ross Perot, Jr.
Chairman

PEROT SYSTEMS CORPORATION

PROXY STATEMENT

FOR
ANNUAL MEETING OF STOCKHOLDERS

Perot Systems Corporation is furnishing you this Proxy Statement on behalf of its Board of Directors to solicit proxies for its Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting. We will hold the Annual Meeting at our Plano Campus Cafeteria, 2300 West Plano Parkway, Plano, Texas on Wednesday, May 11, 2005, at 3:00 p.m. Central Daylight Time. We first mailed these proxy materials to our stockholders on or about March 31, 2005.

PURPOSE OF MEETING

We are holding the Annual Meeting for the stockholders to elect our directors, ratify the appointment of our independent registered public accounting firm for 2005 and to conduct any other business that properly comes before the Annual Meeting.

VOTING AND SOLICITATION

Right to Vote and Record Date

Our Class A Common Stock, par value $.01 per share, is the only type of security entitled to vote at the Annual Meeting. Each share of Class A Common Stock that you owned as of the close of business on March 14, 2005, entitles you to one vote for each of the 10 nominees for director and one vote on each other proposal properly brought before the Annual Meeting. On March 14, 2005, there were 116,304,824 shares of Class A Common Stock outstanding.

Quorum; Adjournment

The holders of at least a majority of the voting power of our issued and outstanding shares of Class A Common Stock must be present, in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. We count abstentions to determine whether a quorum exists for the transaction of business. We also count broker non-votes, which we describe in more detail below, as shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

Voting at the Annual Meeting

If your shares of Class A Common Stock are registered directly with Mellon Investor Services, you are a “record holder” and may vote in person at the Annual Meeting. If you hold your shares through a broker, bank or other nominee, your shares are held in “street name” and you are the “beneficial holder.” If you hold your shares in street name, in order to vote in person at the Annual Meeting, you must obtain a proxy from your broker, bank or other nominee.

Voting By Proxy

Whether or not you are able to attend the Annual Meeting, we urge you to vote by proxy.

Shares Held of Record

If you are a record holder, you can vote your shares using one of the following methods:

•	via the Internet website shown on the proxy card,

•	by telephone using the toll-free number shown on the proxy card, or

•	by a completed and returned written proxy card.

We must receive votes submitted through the Internet or by telephone by 11:59 p.m., Eastern Daylight Time, on May 10, 2005. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the Annual Meeting and vote in person.

If you vote by phone or via the Internet, please have your social security number and proxy or voting instruction card available. The sequence of numbers appearing on your proxy card and your social security number are necessary to verify your vote.

Shares Held in Street Name

If you hold your shares in street name, you should follow the directions provided by your broker or bank regarding how to instruct your broker to vote your shares. Without instructions from you, your broker or bank has discretion to vote your shares on “routine matters,” such as the election of directors and ratification of the appointment of the independent registered public accounting firm.

How The Proxy Holders Will Vote Your Proxy

The proxy holders will vote as you direct if you properly complete your proxy. If you submit a proxy but do not provide directions on how to vote, your proxy will be voted as follows:

•	FOR the nominees of the Board of Directors,

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and

•	In the discretion of the proxy holders, with respect to any other matters that may properly come before the Annual Meeting.

Changing Your Vote

You may revoke or change your proxy at any time before the Annual Meeting. The procedures for changing your vote differ depending on how you own your shares. If you are a record holder of your Perot Systems shares, you may change your vote by:

•	submitting another proxy with a later date before the beginning of the Annual Meeting,

•	sending a written notice of revocation to the Secretary of Perot Systems at 2300 West Plano Parkway, Plano, Texas 75075 that is received before the beginning of the Annual Meeting, or

•	attending the Annual Meeting and voting in person.

If you are a beneficial holder of your Perot Systems shares, you may change your vote by submitting new voting instructions to your broker, bank or nominee.

Vote Required

Board of Directors

The 10 nominees receiving the highest number of affirmative votes will be elected directors of Perot Systems and will serve until the next Annual Meeting or until their successors have been elected and qualified or until their earlier resignation or removal. We do not have cumulative voting for the election of directors.

Ratification of Independent Registered Public Accounting Firm

Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

Other Matters

Approval of other matters considered at the Annual Meeting generally require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Our Certificate of Incorporation requires a vote of 66-2/3% of the outstanding Class A Common Stock for certain matters. As of the date of this proxy statement, no other matter for consideration at the Annual Meeting has been submitted to Perot Systems.

Broker Non-Votes and Abstentions

A broker non-vote occurs when a broker holds shares in street name for a customer and the customer does not direct the broker’s vote with respect to the approval of non-routine matters. With respect to the election of directors and ratification of the appointment of the independent registered public accounting firm, a broker will have discretionary authority to vote the shares if the beneficial owner has not given instructions.

Abstentions are counted as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Solicitation of Proxies

Perot Systems will pay all costs of the solicitation. We will furnish copies of solicitation material to fiduciaries and custodians holding shares in street name that others beneficially own. We will conduct the original solicitation by mail or, in cases where the stockholder has previously consented to electronic delivery, by electronic means. We may supplement the original solicitation with a solicitation by telephone, telegram, or other means by our directors, officers, or employees. We will not pay additional compensation to these individuals for their services. We do not plan to solicit proxies by means other than those we have described above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our bylaws provide that the number of our directors will not be less than one, with the exact number to be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at 10. We are proposing the reelection of all 10 of our current directors to hold office for a term of one year, expiring at the close of the 2006 Annual Meeting of Stockholders or when their successors are elected and qualified or until their earlier resignation or removal. We have listed the nominees and their positions and offices with Perot Systems below. The proxy holders will vote all duly executed proxies received for the nominees listed below unless you instruct them otherwise. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any nominee designated by the current Board to fill the vacancy, unless the Board reduces the number of directors to be elected at the Annual Meeting. The Board is not aware of any nominee who is unable or who will decline to serve as a director.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Directors and Their Business Experience

Ross Perot is Chairman Emeritus of the Board and has served as a director of Perot Systems since November 1997. Mr. Perot served as Chairman of the Board from February 1998 until September 2004. Mr. Perot is a founder of Perot Systems, served as Perot Systems’ President and Chief Executive Officer from November 1997 through August 2000 and served as a director from April 1988 until August 1994. Mr. Perot is currently a private investor. Mr. Perot is the father of Ross Perot, Jr. Age 74.

Ross Perot, Jr. has served as Chairman of the Board since September 2004 and as a director since June 1988. Mr. Perot served as President and Chief Executive Officer of Perot Systems from September 2000 until September 2004. Mr. Perot previously served as President of Hillwood DBL Partners, Inc. from August 1996 until April 2000. Mr. Perot remains Chairman of Hillwood Development Company LLC. Mr. Perot is the son of Ross Perot. Age 46.

Peter A. Altabef  has served as President and Chief Executive Officer and as a director since September 2004. Mr. Altabef served as Vice President, Secretary and General Counsel of Perot Systems from March 1996 until September 2004. Mr. Altabef became General Counsel in 1994 and a Vice President in 1995. Age 45.

Steve Blasnik has served as a director of Perot Systems since September 1994. Mr. Blasnik has been employed by Perot Investments, Inc., a private investment firm affiliated with our Chairman Emeritus, Ross Perot for more than five years. Mr. Blasnik also serves as President of Parkcentral Capital Management LP, an investment firm controlled by the Perot Family Trust. Age 47.

John S.T. Gallagher has served as a director of Perot Systems since May 2001. Mr. Gallagher serves as Deputy County Executive of Health and Human Services for Nassau County, New York. Mr. Gallagher also serves as a director and member of the audit and compensation committees of Netsmart Technologies, Inc. Mr. Gallagher served as President and Chief Executive Officer of North Shore-Long Island Jewish Health System from October 1997 to December 31, 2001. Age 73.

Carl Hahn has served as a director of Perot Systems since April 1993. Since June 1996, Mr. Hahn has been a private investor. Mr. Hahn previously served as Chairman of Saurer Ltd., a manufacturer of textile machines, and Chairman of the Board of Management of Volkswagen AG. Mr. Hahn also serves as a director of Atradius AG, and serves as a director and member of the compensation committee of Hawesko AG and Indesit Company (formerly known as Merloni Elettrodomestici Group). Age 78.

DeSoto Jordan has served as a director of Perot Systems since February 2004. Since September 1999, Mr. Jordan has been a private investor and Chairman of Afton Holdings, LLC. From 1988 to 1999, Mr. Jordan served as Vice President of Perot Systems. Mr. Jordan also serves as a director and member of the Audit Committee of Argan, Inc. Age 60.

Thomas Meurer has served as a director of Perot Systems since May 2001. Mr. Meurer is Senior Vice President of Hunt Consolidated, Inc., and director and Senior Vice President of Hunt Oil Company and has served as an officer of one or more of the Hunt affiliated entities for over five years. Age 63.

Cecil H. (C. H.) Moore, Jr. has served as a director of Perot Systems since October 2003. Mr. Moore is a private investor and serves on several public boards since his retirement from KPMG LLP in June 2000. From January 1990 until August 1999, he served as managing partner of the Dallas Business Unit and as an International Liaison Partner of KPMG LLP. Mr. Moore is also a director and member of the audit committee of NL Industries, Inc. and a director and chairman of the audit committee of Kronos Worldwide, Inc. Age 65.

Anuroop (Tony) Singh has served as a director of Perot Systems since March 2005. Mr. Singh has served as Vice Chairman of Max New York Life Insurance Company Limited, a partnership between New York Life International LLC and Max India Limited, since January 2005. Mr. Singh was CEO and managing director of Max New York Life from October 2000 until December 2004. From June 1999 until September 2000, Mr. Singh was Country Head—India and Regional Head—Consumer Banking, Middle East & South Asia for ANZ Grindlays Bank. Age 51.

Board and Committee Meetings

The Board met four times in 2004. During 2004, each incumbent director attended at least 75% of the Board meetings and meetings of all of the committees of which he was a member. Directors are encouraged to attend the annual meetings of Perot Systems’ stockholders. Four members of the Board attended the Company’s annual stockholders’ meeting in May 2004.

The Board has established the Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee to assist in the discharge of the Board’s responsibilities. Members of the committees serve until their successors are appointed or their earlier resignation or removal.

The charters of the Audit, Human Resources and Compensation, and Nominating and Governance Committees are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility). Perot Systems intends to disclose all substantive amendments to these charters on this website. Stockholders may request a printed copy of any of these charters from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone (972) 577-0000. A copy of the Charter of the Audit Committee is attached to this Proxy Statement as Annex 1.

Presiding Director for Executive Sessions of Non-Management Directors

The Board holds meetings of its non-management directors quarterly. The presiding director for these meetings rotates January 1 of each year according to the alphabetical order of each non-management director’s last name. Mr. Gallagher served in this position during fiscal 2004. Mr. Hahn is the presiding director for 2005. Stockholders and other interested parties may express any concerns regarding Perot Systems’ business practices to the presiding director or to the non-management directors as a group by sending a written communication to Perot Systems Corporation, Attn: Non-Management Directors/Corporate Secretary,

2300 West Plano Parkway, Plano, Texas 75075 or by calling our Confidential Hotline (1-800-753-9173) and requesting that the information be provided to the non-management directors.

Audit Committee

The Audit Committee consists of C. H. Moore, Jr., Carl Hahn, and John S.T. Gallagher. Mr. Moore, the Chairman of the Audit Committee, was appointed to the Audit Committee in December 2003. Messrs. Hahn and Gallagher were appointed in December 1994 and May 2001, respectively. The Audit Committee met 11 times in 2004. All members of the Audit Committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard, and are independent within the meaning of the Securities and Exchange Commission regulations. C. H. Moore, Jr. is qualified as an audit committee financial expert within the meaning of the Securities and Exchange Commission regulations, and the Board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Perot Systems. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of Perot Systems’ financial statements. A charter, that the Board reassesses annually, governs the Audit Committee’s activities.

The Audit Committee’s primary responsibilities and duties are to review and discuss with our outside independent registered public accounting firm our financial statements and the professional services they provide, including the scope of their audit coverage, the independent registered public accounting firm’s reports to management and management’s responses to such reports, and the independence of the accounting firm from our management. The Audit Committee also reviews and discusses with management the scope of our internal audits, summaries of the internal auditors’ reports and activities, the effectiveness of our internal audit staff, certain possible violations of our Standards and Ethical Principles, and such other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or as have been brought to its attention. In addition, the Board has delegated to the Audit Committee the authority to select Perot Systems’ independent registered public accounting firm for each fiscal year.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee consists of Carl Hahn, DeSoto Jordan, and Thomas Meurer. Mr. Hahn, the Chairman of the committee, was appointed to the committee in March 2002. Messrs. Meurer and Jordan were appointed in March 2002 and February 2004, respectively. The Human Resources and Compensation Committee met six times in 2004.

All members of the committee satisfy the requirements of independence as set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard. The primary responsibilities of the committee are to assist the Board of Directors in discharging its responsibilities relating to the compensation of our associates, to review and make final determinations with respect to the compensation of the Chairman and the Chief Executive Officer, and to review and make recommendations to the Board of Directors on the compensation of other executive officers and outside directors, bonus and retirement plans, the 1999 Employee Stock Purchase Plan, and the 2001 Long-Term Incentive Plan. In addition, during 2004, the committee’s responsibilities were increased to include reviewing Perot Systems’ succession planning and talent development processes and reviewing Perot Systems’ progress in promoting diversity. In discharging these responsibilities, the committee was advised by our Human Resources organization. In addition, the committee has engaged an independent compensation consultant as its advisor.

Nominating and Governance Committee

The Nominating and Governance Committee consists of Thomas Meurer, John S.T. Gallagher, and DeSoto Jordan. Mr. Meurer, the Chairman of the Nominating and Governance Committee, was appointed to the committee in June 2003. Messrs. Gallagher and Jordan were appointed to the Nominating and Governance Committee in June 2003 and February 2004, respectively. The committee met five times in 2004.

The Board of Directors established the Nominating and Governance Committee to assist the Board in shaping the corporate governance of Perot Systems, including the composition of the Board and its committees. The Nominating and Governance Committee identifies and recommends to the full Board all candidates for election as a director. The committee also recommends corporate governance principles for Perot Systems.

Each member of the Nominating and Governance Committee satisfies the requirements of independence set forth in the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard. The Director Independence Standard is publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility).

Director Independence

Pursuant to the Director Independence Standard, the Board reviewed each director’s independence in March 2005. As a result of this review, the Board affirmatively determined that each director standing for election at the Annual Meeting, except Ross Perot, Ross Perot, Jr., Peter Altabef and Steve Blasnik, has no material relationship with Perot Systems (either directly or as a partner, shareholder or officer of an organization that has a relationship with Perot Systems) and is independent of Perot Systems and its management under the Director Independence Standard, the listing standards of the New York Stock Exchange currently in effect and, with respect to members of the Audit Committee, applicable regulations of the Securities and Exchange Commission.

In connection with Mr. Meurer’s independence determination, the Board examined the long-standing personal relationships between Mr. Meurer and the Perot family. These relationships include Mr. Meurer’s service as an unpaid trustee or co-trustee for 13 trusts that benefit members of Ross Perot’s family, including Ross Perot, Jr. One of these trusts is a limited partner which owns approximately 56.4% of the economic interest in HWGA, Ltd., a limited partnership having Ross Perot and Ross Perot, Jr. as its sole general partners. HWGA owns 31,705,000 shares of the Company’s Class A Common Stock. However, as a limited partner, the trust does not possess, either directly or indirectly, (i) the power to direct or cause the direction of management and policies of HWGA or (ii) voting or dispositive power over the Class A Common Stock owned by HWGA. Five of the remaining trusts, one of which has Ross Perot, Jr. as its principal beneficiary, own an aggregate of 136,800 shares (27,360 shares each) of the Company’s Class A Common Stock. The Board also considered the employment of Mr. Meurer’s son-in-law by Hillwood Development Company LLC, which is an affiliate of Ross Perot, Jr. Mr. Meurer’s son-in-law is not an officer of Hillwood Development Company, LLC. After considering all relevant facts and circumstances, the Board determined Mr. Meurer’s relationships were not material and do not impair the independence of Mr. Meurer.

In connection with Mr. Gallagher’s independence determination, the Board examined Mr. Gallagher’s service as a Life Trustee on the 130-member board of trustees for North Shore—Long Island Jewish Health System, a customer of Perot Systems, and his former service as its Chief Executive Officer. After considering all relevant facts and circumstances, the Board determined that Mr. Gallagher’s relationships were not material and do not impair the independence of Mr. Gallagher.

In connection with Mr. Jordan’s independence determination, the Board examined Mr. Jordan’s role as a founder of the Company and his employment by the Company until his retirement in 1999. The Board also considered a personal loan made by Ross Perot to Mr. Jordan, which was repaid in 1999. After considering all relevant facts and circumstances, the Board determined that Mr. Jordan’s relationships were not material and do not impair the independence of Mr. Jordan.

Stockholder Nominations and Nominee Review Process

The Nominating and Governance Committee will consider director candidates recommended by Perot Systems’ stockholders. Perot Systems’ Director Qualification Guidelines are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility). Perot Systems stockholders who wish to recommend a director candidate should mail the candidate’s resume, together with a letter from the candidate confirming his or her interest in serving as a director of Perot Systems, to Perot Systems Corporation, Attn: Nominating Committee/Corporate Secretary, 2300 West Plano Parkway, Plano, Texas 75075.

Once the Nominating and Governance Committee has identified a prospective candidate, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the candidate’s resume, as well as the Nominating and Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The initial determination is also based on the likelihood that the prospective candidate meets the standards and qualifications set forth in the Perot Systems’ Director Qualification Guidelines, which include:

•	the ability of the prospective candidate to represent the interests of the stockholders of Perot Systems;

•	the highest personal and professional ethics, integrity and values;

•	broad-based skills and experience at an executive, policy making level in business, government or technology areas relevant to Perot Systems’ activities;

•	a global business prospective;

•	a willingness to devote sufficient time to become knowledgeable about Perot Systems’ business and to carry out his or her duties and responsibilities effectively;

•	a commitment to serve on the Board for five years or more at the time of his or her initial election; and

•	the extent to which the prospective candidate contributes to the expertise of the Board.

The Nominating and Governance Committee also considers such other relevant factors as it deems appropriate, including the composition of the Board, the balance of management and independent directors, and financial or industry expertise. If the Nominating and Governance Committee determines that the candidate is qualified and interested, the committee coordinates a series of interviews between the candidate and appropriate directors, officers and other senior managers of Perot Systems. After conducting their evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

During 2004, no security holder or security holder group that held more than 5% of Perot Systems’ common stock for at least one year has recommended a director candidate.

Directors (other than executive officers) standing for election by our security holders for the first time and the source of recommendations for such directors are as follows:

Director Nominee	Recommended By
Anuroop (Tony) Singh	Third Party Search Firm

We engaged a third party search firm on behalf of the Nominating and Governance Committee that identified potential candidates for our Board of Directors who are located in India. The firm screened and identified potential candidates based on the criteria for the director that were established by the Nominating and Governance Committee. The firm also arranged for meetings between candidates selected by the Nominating and Governance Committee and representatives of Perot Systems and the committee.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors, the Audit Committee, and the Nominating and Governance Committee at the addresses set forth in the table below. Perot Systems’ Secretary is responsible for forwarding to appropriate directors all written communications addressed to the Board or its committees. In addition, transcripts of calls to Perot Systems’ Confidential Hotline relating to accounting and financial matters are forwarded to the members of the Audit Committee.

Directors	Address
Board of Directors	By mail: Perot Systems Corporation Attn: Board of Directors/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075

Audit Committee
By mail: Perot Systems Corporation
Attn: Audit Committee/Corporate Secretary
2300 West Plano Parkway
Plano, TX 75075
By e-mail: PSC-AuditCommittee@ps.net
Telephone: +1 (800) 753-9173 (Confidential Hotline)

Nominating and Governance Committee	By mail: Perot Systems Corporation Attn: Nominating Committee/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075

Individual Directors	By mail: Perot Systems Corporation Attn: Name of Director/Corporate Secretary 2300 West Plano Parkway Plano, TX 75075

Director Compensation

Each of the non-employee directors (other than Ross Perot) receives a $45,000 annual retainer payable in quarterly installments. These non-employee directors have the option to receive all or part of the retainer in the Company’s Class A Common Stock, which will be valued at the closing price of our Class A Common Stock on the New York Stock Exchange on the last trading day of the quarter with respect to which payment is due. Additional retainers for the Chair-persons of the Audit Committee and the Human Resources and Compensation Committee are $5,000 and $3,000, respectively. Perot Systems also compensates each of its non-employee directors (other than Ross Perot) $2,000 for each meeting of the Board and committee of the Board attended in person or by telephone. In the event that a director attends multiple meetings of the Board and its committees on the same or consecutive days, each of the non-employee directors are compensated a total of $2,000 for all such meetings. We reimburse our directors for their reasonable travel-related and other out-of-pocket expenses associated with attending Board and committee meetings. Ross Perot receives no compensation for his services.

Perot Systems’ 1996 Non-Employee Director Plan provides for the issuance of nonqualified stock options or restricted stock to our non-employee directors (other than Ross Perot). The Board administers the Non-Employee Director Plan and has the authority to interpret it. Directors who are not employees of Perot Systems are eligible to receive awards under the Non-Employee Director Plan. The Non-Employee Director Plan currently provides for a grant to each eligible director of (i) an option to purchase 8,000 shares of Class A Common Stock vesting one year after the date of grant or (ii) the right to purchase 8,000 restricted shares of Class A Common Stock vesting one year after the date of grant. The exercise price of options or the purchase price of restricted shares of Class A Common Stock must be at least equal to 100% of the fair market value of the Class A Common Stock on the date of the award. Perot Systems makes grants to new directors upon their initial election to the Board and to existing directors at completion of the original vesting schedule for any existing options or restricted shares granted to such director under the Non-Employee Director Plan.

During 2004, our non-employee directors earned the following compensation (in addition to grants of options under the Non-Employee Director Plan):

Steve Blasnik	$8,043 and 3,093 shares of Class A Common Stock
John S. T. Gallagher	$69,000
William K. Gayden(1)	$6,270
Carl Hahn	$27,043 and 3,093 shares of Class A Common Stock
DeSoto Jordan	$46,791
Thomas Meurer	$10,043 and 3,093 shares of Class A Common Stock
C. H. Moore, Jr.	$72,000
Anuroop (Tony) Singh(2)	$0

(1)	Mr. Gayden resigned as a director on February 20, 2004.

(2)	Mr. Singh was appointed as a director on March 3, 2005.

Corporate Governance Principles

Code of Conduct

Perot Systems has adopted Standards & Ethical Principles to assist its directors, executive officers and other employees to recognize and deal with ethical issues in business situations, to provide mechanisms to report unethical conduct, and to promote a culture of honesty and accountability.

The Standards & Ethical Principles are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility). Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone (972) 577-0000.

Perot Systems intends to disclose all substantive amendments to the Standards & Ethical Principles on its website. In addition, Perot Systems intends to disclose waivers, if any, granted to any of its directors or to its Chief Executive Officer, Chief Financial Officer, Controller and any other executive officer on its website.

Governance Guidelines

Perot Systems has corporate governance guidelines. These guidelines are publicly available at the Corporate Responsibility section of Perot Systems’ website (www.perotsystems.com/responsibility). Perot Systems intends to disclose all substantive amendments to these guidelines on this website. Stockholders may request a printed copy of these guidelines, without charge, from Perot Systems Corporation, Attn: Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075, telephone (972) 577-0000.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to perform the audit of our financial statements for 2005. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the year ended December 31, 2004.

We are asking our stockholders to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of PricewaterhouseCoopers to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Perot Systems and our stockholders.

PricewaterhouseCoopers representatives are expected to attend the 2005 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the aggregate fees PricewaterhouseCoopers has billed or is expected to bill to Perot Systems for services rendered in 2004 and 2003.

Year	Audit Fees (1)(2)	Audit Related Fees (3)	Tax Fees (4)	All Other Fees (5)	Total
2004(6)	$2,931,110	$42,986	$415,143	$1,624	$3,390,863
2003(7)	$1,546,963	$329,312	$487,631	$47,161	$2,411,067

(1)	Fees for our annual audit and review of interim financial statements, various statutory audits, and consultations on the accounting for existing transactions.

(2)	Audit fees in 2004 also include fees for audit and attestation with respect to internal control over financial reporting.

(3)	Services included audits of an employee benefit plan, due diligence, audits in connection with acquisitions, and consultations on the accounting for prospective transactions. Amounts for 2003 include amounts for services performed in connection with the acquisition of HCL Perot Systems B.V., which was renamed Perot Systems TSI (Netherlands) B.V. following the acquisition.

(4)	Fees for compliance and tax advisory services.

(5)	In 2003, these fees were primarily for foreign subsidiary pension benefit services. In 2004, these fees were for a subscription fee to an online accounting research tool.

(6)	Amounts include estimates that have not been billed.

(7)	Actual amounts, which differ from estimated amounts included in prior reports.

In 2004, all audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. See “Report of Audit Committee.” Our policy restricting the engagement of our audit firm requires that all audit, review and attestation services require approval from the Audit Committee prior to Perot Systems engaging the audit firm.

In addition, our policy regarding the engagement of our independent registered public accounting firm provides that the Audit Committee may pre-approve engagement of the accounting firm for services in designated areas for fees that do not exceed the pre-approved limit. For 2005, the Audit Committee has approved the following types of services:

•	Audit Related Services—pension and benefit plan audits, separate audit reports on subsidiaries, other statutory reports not included in audit services, advice on generally accepted accounting principles applicable to prospective transactions, and accounting consultation for business combinations under consideration.

•	Tax Services—tax accounting advice, federal and state tax advice, tax advice and implementation on federal and state tax return preparation and review, assistance with tax examinations, advice and assistance with respect to transfer pricing and tax examinations, and compliance reviews.

•	Other Services—annual subscription fee for accounting research tool.

The policy requires quarterly reports to the Audit Committee on billings for pre-approved services. Any amounts in excess of pre-approved amounts for these services must be specifically approved by the Chairman of the Audit Committee and reported to the full Audit Committee no later than its next regular meeting.

The Audit Committee or its Chairman may also approve specific engagements for non-audit services. Following such approval, Perot Systems may engage the auditor to perform those services. Any approval by the Chairman must be reported to the full Audit Committee no later than its next regular meeting.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS
AND MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned as of March 14, 2005 by:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each director;

•	each person who served as Chief Executive Officer during 2004 and the other executive officers required to be named in the Summary Compensation Table; and

•	all executive officers and directors as a group.

	Class A Common Stock
	Number of Shares Beneficially Owned(1)	Percent of Ownership(1)
Executive Officers and Directors
Peter Altabef(2)	305,267	*
Darcy Anderson(3)	115,325	*
James Champy(4)	999,286	*
Russell Freeman(5)	229,171	*
John King(6)	1,160,136	1.0%
Steven Blasnik(7)	87,052	*
John S.T. Gallagher(8)	24,000	*
Carl Hahn(9)	106,052	*
DeSoto Jordan(10)	340,375	*
Thomas Meurer(11)	169,852	*
C. H. Moore, Jr.(12)	8,000	*
Ross Perot(13)	31,763,100	27.3%
Ross Perot, Jr.(14)	32,480,000	27.7%
Anuroop (Tony) Singh	—	—
All Executive Officers and Directors as a Group (16 Persons)(15)	36,090,616	30.7%
Additional 5% Beneficial Owners
Royce & Associates, LLC(16)	9,900,500	8.5%
Wachovia Corporation(17)	6,584,141	5.7%

*	Less than 1%

(1)	Percentages are based on the total number of shares of Class A Common Stock outstanding at March 14, 2005, plus the total number of outstanding options and warrants held by each person that are exercisable within 60 days of such date. We do not consider shares of Class A Common Stock issuable upon exercise of outstanding options and warrants to be outstanding for purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, other than shared property rights created under joint tenancy or marital property laws between our directors and executive officers and their respective spouses, each stockholder named in the table has sole voting and investment power with respect to the shares of Class A Common Stock set forth opposite such stockholder’s name. The shares of Class A Common Stock listed include shares held by our Retirement Savings Plan and Trust for the benefit of the named individuals. Participants in the plan have investment and voting power over shares held for their benefit.

(2)	Includes 121,000 shares of Class A Common Stock that Mr. Altabef has the right to acquire upon the exercise of vested options and 2,000 shares of Class A Common Stock Mr. Altabef’s spouse holds. Mr. Altabef disclaims beneficial ownership of the shares that his spouse holds.

(3)	Includes 114,600 shares of Class A Common Stock that Mr. Anderson has the right to acquire upon the exercise of vested options.

(4)	Includes 200,000 shares of Class A Common Stock the Champy Family Irrevocable Trust, of which Mr. Champy is a trustee, holds. As trustee, Mr. Champy shares voting and investment power with respect to the shares of Class A Common Stock the Champy Trust holds and, therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Includes 24,000 shares of Class A Common Stock that Mr. Champy has the right to acquire upon the exercise of vested options.

(5)	Includes 208,000 shares of Class A Common Stock that Mr. Freeman has the right to acquire upon the exercise of vested options.

(6)	Includes 13,800 shares of Class A Common Stock that Mr. King has the right to acquire upon the exercise of vested options and 4,000 shares of Class A Common Stock that Mr. King’s spouse holds. Mr. King disclaims beneficial ownership of the shares that his spouse holds. Also includes 100,000 shares of Class A Common Stock held in a trust for his children. As trustee of this trust, Mr. King shares voting and investment power with respect to the shares of Class A Common Stock and, therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock.

(7)	Includes 76,000 shares of Class A Common Stock that Mr. Blasnik has the right to acquire upon the exercise of vested options and 6,000 shares of Class A Common Stock that Mr. Blasnik’s spouse holds. Mr. Blasnik disclaims beneficial ownership of the shares that his spouse holds.

(8)	Includes 24,000 shares of Class A Common Stock that Mr. Gallagher has the right to acquire upon the exercise of vested options.

(9)	Includes 16,000 shares of Class A Common Stock that Mr. Hahn has the right to acquire upon the exercise of vested options.

(10)	Includes 8,000 shares of Class A Common Stock that Mr. Jordan has the right to acquire upon the exercise of vested options.

(11)	Includes 136,800 shares owned by Perot Investment Trusts I–V of which Mr. Meurer is trustee. As trustee, Mr. Meurer has voting and investment power with respect to the shares of Class A Common Stock held by the Trusts and, therefore, the table shows him as the beneficial owner of such shares of Class A Common Stock. Also includes 24,000 shares of Class A Common Stock that Mr. Meurer has the right to acquire upon the exercise of vested options.

(12)	Includes 8,000 shares of Class A Common Stock that Mr. Moore has the right to acquire upon the exercise of vested options.

(13)	Includes 31,705,000 shares owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 4,000 shares owned by Petrus Financial Services Limited, a Texas limited partnership; and 100 shares owned by Ross Perot’s spouse with respect to which Mr. Perot disclaims beneficial ownership. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. Ross Perot has voting and investment power over shares owned by HWGA. Ross Perot, Jr., Chairman of Perot Systems, is a general partner of HWGA and has authority to manage HWGA if Ross Perot ceases to be managing general partner of HWGA. Accordingly, the table also shows Ross Perot, Jr. beneficially owning the shares that HWGA owns. Mr. Perot is a director and officer of The Perot Foundation. Petrus Financial Services Limited is an affiliate of Ross Perot. The address for Ross Perot, HWGA, The Perot Foundation and Petrus Financial Services Limited is P.O. Box 269014, Plano, Texas 75026-9014.

(14)	Includes 31,705,000 shares of Class A Common Stock owned by HWGA, Ltd.; 10,000 shares owned by The Perot Foundation; 5,000 shares owned by Ross Perot, Jr.’s spouse; and 760,000 shares that Ross Perot, Jr. has the right to acquire upon the exercise of vested options. Mr. Perot disclaims beneficial ownership of the shares his spouse holds. Ross Perot, Jr. is a general partner of HWGA. Ross Perot, our Chairman Emeritus, is the managing general partner of HWGA. If Ross Perot ceases to be managing general partner, Ross Perot, Jr. will have authority to manage HWGA. Accordingly, the table also shows Ross Perot beneficially owning the shares that HWGA owns. Ross Perot, Jr. is a director of The Perot Foundation. The address for Ross Perot, Jr. is 2300 West Plano Parkway, Plano, Texas 75075, and the address of HWGA and The Perot Foundation is P.O. Box 269014, Plano, Texas 75026-9014.

(15)	In addition to the 14 listed executive officers and directors, Mr. Renzi and Mr. Williams are executive officers and are therefore included in the group of 16 persons. Includes 1,414,400 shares of Class A Common Stock that the Executive Officers and Directors have the right to acquire upon the exercise of vested options.

(16)	This data is based on information contained in Amendment No. 2 to Schedule 13G filed by Royce & Associates, LLC with the Securities and Exchange Commission on February 2, 2005. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(17)	This data is based on information contained in Amendment No. 1 to Schedule 13G filed by Wachovia Corporation with the Securities and Exchange Commission on February 3, 2005. The address for Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288-0137.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The Summary Compensation Table below shows compensation for the years 2004, 2003, and 2002 for each person who served as the Chief Executive Officer during 2004 and the four other most highly compensated executive officers who were serving as executive officers at the end of 2004 (the “named executive officers”).

Summary Compensation Table

					Long Term Compensation Awards
		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options	LTIP Payouts ($)	All Other Compensation ($)(4)
Peter Altabef	2004	389,504	661,000	—	1,859,480	100,000	—	8,200
President and Chief	2003	341,744	210,000	—	263,000	40,000	—	8,000
Executive Officer(5)	2002	335,172	118,349	—	—	105,000	—	8,000

Ross Perot, Jr.	2004	510,000	720,000	—	—	—	—	8,200
Chairman(6)	2003	500,000	—	—	—	—	—	8,000
	2002	500,000	—	—	—	—	—	—

James Champy	2004	557,238	492,000	10,022	496,930	30,000	—	21,200
Vice President	2003	546,312	130,000	10,022	263,000	40,000	—	25,000
	2002	540,956	81,947	11,528	—	40,000	—	25,000

Russell Freeman	2004	357,000	548,000	—	617,155	45,000	—	8,200
Vice President and Chief	2003	350,000	210,000	—	263,000	40,000	—	8,000
Financial Officer	2002	343,167	82,800	—	—	120,000	—	8,000

John King	2004	344,208	365,000	—	322,203	25,000	—	8,200
Vice President	2003	337,459	110,000	—	124,925	19,000	—	8,000
	2002	337,459	70,000	—	—	25,000	—	8,000

Darcy Anderson	2004	289,467	351,000	—	440,024	32,500	—	8,200
Vice President	2003	283,791	90,000	—	184,100	28,000	—	8,000
	2002	279,658	77,569	—	—	65,000	—	—

(1)	Bonus amounts shown for 2004 include bonuses earned in 2004 and paid in 2005. Mr. Altabef’s bonus for 2004 comprises $374,000 paid with respect to service as our General Counsel and $287,000 paid with respect to service as our President and Chief Executive Officer. Ross Perot, Jr.’s bonus for 2004 was paid with respect to the period he served as our President and Chief Executive Officer. Bonus amounts shown for 2003 include bonuses earned in 2003 and paid in 2004. Bonuses for 2003 include $70,000 outside of the annual bonus plan for each of Messrs. Freeman and Altabef and $20,000 for Mr. King related to performance with respect to special projects. Bonus amounts shown for 2002 include bonuses earned in 2002 and paid in 2003. Bonuses paid for 2002 include bonuses outside of the annual bonus program in the amounts of $10,000 for Mr. Freeman, $20,000 for Mr. King, $35,000 for Mr. Anderson, and $50,000 for Mr. Altabef related to performance with respect to special projects. Ross Perot, Jr. declined to be considered for, or declined, bonuses in 2003 and 2002.

(2)	Represents the payment of taxes related to the life insurance premiums referenced in Note 4 to this table.

(3)	At December 31, 2004, Mr. Champy owned 200,000 restricted shares of Class A Common Stock with a value (less the amount paid therefor) of $2,956,000 that were issued under our 1988 Restricted Stock Plan. These restricted shares vest in equal installments over 10 years with vesting beginning in 1997. The restricted stock unit awards vest in five equal annual installments beginning on the first anniversary of the grant. Vesting is contingent upon satisfaction of individual performance requirements. In addition, at December 31, 2004, Mr. Altabef owned 116,000 restricted stock units representing the right to receive Class A Common Stock with a value (less the amount paid therefor) of $1,859,480; Mr. Anderson owned 27,450 restricted stock units representing the right to receive Class A Common Stock with a value (less the amount paid therefor) of $440,024; Mr. Champy owned 31,000 restricted stock units representing the right to receive Class A Common Stock with a value (less the amount paid therefor) of $496,930; Mr. Freeman owned 38,500 restricted stock units representing the right to receive Class A Common Stock with a value (less the amount paid therefor) of $617,155; and Mr. King owned 20,100 restricted stock units representing the right to receive Class A Common Stock with a value (less the amount paid therefor) of $322,203. Holders of restricted stock and restricted stock units are entitled to a pro rata distribution of any dividends paid by Perot Systems on the Class A Common Stock.

(4)	In 2004, represents (i) $13,000 in life insurance premiums paid for the benefit of Mr. Champy, and (ii) $8,200 in contributions to our 401(k) plan for the benefit of each named executive officer. In 2003, represents (i) $17,000 in life insurance premiums paid for the benefit of Mr. Champy; and (ii) $8,000 in contributions to our 401(k) plan for the benefit of each named executive officer. In 2002, represents (i) $17,000 in life insurance premiums paid for the benefit of Mr. Champy; and (ii) $8,000 in contributions to our 401(k) plan for the benefit of each of Messrs. Altabef, Champy, Freeman and King.

(5)	Mr. Altabef served as Vice President, General Counsel and Secretary until September 22, 2004.

(6)	Ross Perot, Jr. served as President and Chief Executive Officer until September 22, 2004.

Stock Option Grants

The following table provides information relating to option grants in 2004 to the named executive officers. All options are exercisable for Class A Common Stock pursuant to the Company’s existing stock option plans and are non-qualified stock options.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Ross Perot, Jr.	—	—	—	—	—	—
Peter Altabef(2)	100,000	3.95%	$15.93	12/13/11	$648,511	$1,511,306
Darcy Anderson(2)	32,500	1.28%	$15.93	12/13/11	$210,766	$491,175
James Champy(2)	30,000	1.18%	$15.93	12/13/11	$194,553	$453,392
Russell Freeman(2)	45,000	1.78%	$15.93	12/13/11	$291,830	$680,088
John King(2)	25,000	.99%	$15.93	12/13/11	$162,128	$377,827

(1)	These amounts represent assumed rates of appreciation in value from the date of grant until the end of the option term, at the rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the shares of Class A Common Stock.

(2)	Grant vests in five equal annual installments beginning on the first anniversary of the grant.

Option Exercises and Holdings

The following table provides information regarding exercises of stock options by named executive officers during 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End
Name	Class A Shares Acquired on Exercise(#)	Value Realized($)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)
Ross Perot, Jr.	—	—	760,000	1,240,000	$4,962,800	$2,952,200
Peter Altabef	64,000	$864,670	76,000	273,000	201,810	814,510
Darcy Anderson	—	—	114,600	135,900	606,128	535,262
James Champy	—	—	24,000	86,000	125,440	248,760
Russell Freeman	32,000	437,082	202,000	263,000	873,600	1,127,170
John King	—	—	13,800	55,200	74,944	142,276

Employment Contracts and Change in Control Agreements

James Champy

James Champy’s associate agreement provides for a base salary of $500,000 per year, which is to be reviewed at least annually, and provides for additional benefits, including:

•	a bonus to be determined in accordance with the current bonus plan for the most senior officers of Perot Systems,

•	payment of life insurance premiums, and

•	some travel benefits.

Mr. Champy’s associate agreement also provides that if we terminate him other than for cause or substantial misconduct or Mr. Champy is deemed to have been constructively terminated, Mr. Champy will receive a severance payment equal to six months of his current base salary. If either party terminates his employment (other than for cause by Perot Systems) within one year of a change in control of Perot Systems, Mr. Champy would receive severance equal to six months of his current base salary. We may terminate Mr. Champy’s associate agreement upon 30 days’ notice and payment of severance equal to six months’ base pay plus benefits.

The 1,000,000 restricted shares of Class A Common Stock Mr. Champy acquired pursuant to his restricted stock agreement vest in equal annual installments beginning in 1997 and ending in 2006. Vesting is contingent on continued employment, but Mr. Champy’s restricted shares of Class A Common Stock will continue to vest for limited periods following the termination of his employment if he is terminated by Perot Systems other than for cause or substantial misconduct or is deemed to have been constructively terminated. If we terminate Mr. Champy other than for cause or substantial misconduct, his restricted shares of Class A Common Stock will continue to vest as scheduled for two years following termination. If there is a change in control of Perot Systems and either party terminates Mr. Champy’s employment within one year of such change in control (other than for cause by Perot Systems), all of his shares of Class A Common Stock scheduled to vest through the next two vesting dates will vest on schedule. If either party terminates Mr. Champy’s employment for any reason, he has the right to require Perot Systems to purchase his shares for their original cost plus simple interest at the rate of 8% per annum.

We have no employment contracts, severance arrangements or change in control agreements with any of our other named executive officers.

Executive Officers

The following is a description of our executive officers who are not on the Board of Directors. Our executive officers serve at the discretion of the Board of Directors.

Executive Officer	Business Experience	Joined Perot Systems
Darcy Anderson	Elected Vice President of Perot Systems in December 2000. From April 1994 to November 2000, Mr. Anderson served as Senior Vice President of Hillwood Development Company LLC. Age 48.	2000
James Champy	Elected Vice President of Perot Systems in September 1996. Mr. Champy also served as a director of Perot Systems from September 1996 until February 2004. Mr. Champy is also a director and serves as a member of the compensation committee of Analog Devices, Inc. Age 62.	1996
Russell Freeman	Elected Vice President and Chief Financial Officer of Perot Systems in August 2000. From November 1997 to August 2000, Mr. Freeman served as Controller of Perot Systems. Age 41.	1989
John King	One of our founders, Mr. King was elected as Vice President of Perot Systems in April 1989, and currently serves as General Manager of Strategic Partnerships. Until August 2000, Mr. King was responsible for our Financial Services Group. Age 58.	1988

Executive Officer	Business Experience	Joined Perot Systems
Jeff Renzi	Elected as Vice President of Perot Systems in April 2003. Mr. Renzi was employed by Electronic Data Systems from 1989 to 2003. While at Electronic Data Systems, Mr. Renzi served in a number of positions, including Vice President of Sales. Age 44.	2003
Thomas D. Williams	Elected Vice President, Secretary and General Counsel of Perot Systems in September 2004. Mr. Williams was a partner in the law firm of Luce & Williams from February 1997 until September 2004. Age 44.	2004

Certain Relationships and Related Transactions

Licenses for Use of Name

We license the right to use the names “Perot” and “Perot Systems” in our current and future businesses, products, or services from the Perot Systems Family Corporation and our Chairman Emeritus, Ross Perot. The license is a non-exclusive, royalty-free, non-transferable license without geographic restriction. We may also sublicense our rights to these names to certain of our affiliates. Under the license agreement either party may, in their sole discretion, terminate the license at any time, with or without cause and without penalty, by giving the other party written notice of such termination. Upon termination by either party, we must discontinue all use of the names “Perot” and “Perot Systems” within one year following notice of termination.

Outsourcing Agreement with Hillwood Enterprises L.P.

We are currently providing information technology and energy management services for Hillwood Enterprise L.P., which is controlled and partially owned by Ross Perot, Jr. This contract was amended during 2003 and will expire on April 1, 2006. This contract includes provisions under which we may be penalized if our actual performance does not meet the levels of service specified in the contract, and such provisions are consistent with those included in other customer contracts. For the year ended December 31, 2004, we recorded revenue of $1,640,446 and direct cost of services of $1,191,524. Our Audit Committee has reviewed and approved this contract.

Sublease with Perot Services Company, LLC

During 2002, we entered into a sublease agreement with Perot Services Company, LLC, which is controlled and owned by Ross Perot, for approximately 23,000 square feet of office space at our Plano, Texas facility. The initial lease term is 30 months with one optional 24-month renewal period. Under the terms of the sublease, we paid a $100,000 allowance for modifications to the leased space. Perot Services Company, LLC has paid all modification costs in excess of the allowance. The total amount paid to Perot Systems in 2004 under this sublease agreement was $319,905. Our Audit Committee has reviewed and approved this contract.

Affiliate Use of AAirPass Program

Perot Systems has a corporate AAirPass program with American Airlines under which it prepays for mileage that Perot Systems associates use for business travel. Historically, the use of prepaid miles has resulted in lower travel costs than refundable tickets for most travel itineraries. Employees of Hillwood Development Company LLC, The Perot Group, and their affiliated corporations, as well as members of the Perot family also use the Perot Systems AAirPass program. These parties reimburse Perot Systems for the prepaid miles that they use. During 2004, these parties used approximately $510,000 in prepaid miles under the Perot Systems AAirPass program, of which approximately $394,000 has been reimbursed, and the remaining $116,000 will be reimbursed upon final reconciliation and invoicing. We benefit from this arrangement because we have a commitment to American Airlines to purchase a minimum number of miles under the AAirPass program, and the miles used by these related parties are counted toward fulfilling that commitment. Our Audit Committee has reviewed and approved this arrangement.

Personnel

During 2004, Ross Perot, Jr. reimbursed Perot Systems $68,602 for costs of Perot Systems personnel for time expended on matters not directly related to Perot Systems matters. These costs include a proportionate share of Perot Systems’ cost of benefits and other employee related expenses.

Employment of Law Firm

During 2004, we paid Carrington Coleman Sloman & Blumenthal LLP $166,199 for legal services. A partner in that firm is the spouse of Peter Altabef, President and Chief Executive Officer of Perot Systems. Our Audit Committee has reviewed and approved the use of Carrington Coleman Sloman & Blumenthal LLP to provide legal services to the Company.

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

March 2, 2005

Introduction

The Human Resources and Compensation Committee of the Board is providing this report to assist our stockholders in understanding Perot Systems’ objectives and procedures in the establishment and operation of the compensation policy for our executive officers.

Human Resources and Compensation Committee

In March 2002, the Board of Directors established the Compensation Committee, which was renamed the Human Resources and Compensation Committee in 2004. The primary responsibilities of the committee, which is composed entirely of independent directors within the meanings of the listing standards of the New York Stock Exchange and Perot Systems’ Director Independence Standard, are to assist the Board of Directors in discharging its responsibilities relating to the compensation of our associates, review and make final determinations with respect to the compensation of the Chairman and the Chief Executive Officer, and to review and make recommendations to the Board of Directors on the compensation of other executive officers and outside directors, bonus and retirement plans, the 1999 Employee Stock Purchase Plan, and the 2001 Long-Term Incentive Plan. In addition, during 2004, the committee’s responsibilities were increased to include reviewing Perot Systems’ succession planning and talent development processes, and reviewing Perot Systems’ progress in promoting diversity. In discharging these responsibilities, the committee was advised by our Human Resources organization. In addition, the committee has engaged an independent compensation consultant as its advisor.

Compensation Philosophy and Objectives

Perot Systems has a core compensation philosophy that underpins our approach to compensating our associates, including our executive officers. Our policy is to develop an executive compensation program that is competitive with comparable information technology companies with whom we compete for executive talent, but with appropriate variations based on individual and corporate performance. We believe that the compensation of our executive officers should:

•	Have stock as a key component;

•	Be cost effective and minimize fixed salary, while maximizing variable pay which tracks to business results and individual performance;

•	Be comparable with our industry peers to ensure market competitiveness;

•	Attract, retain and motivate high-caliber executives on a long-term basis; and

•	Align with the business strategy of our company.

Perot Systems has historically avoided most of the perquisites typically provided to corporate managers, especially members of top management. Perot Systems’ senior managers have no company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions, paid financial counseling, or tax planning or return preparation assistance.

2004 Executive Compensation Program — Overview

As in prior years, our 2004 executive compensation program comprised three key components: base salary, a short-term incentive program, and long-term incentive programs. Perot Systems’ philosophy is to position the aggregate of these elements at a level that is competitive with peer information technology services companies. The committee reviews the reasonableness of total compensation levels and practices using public information from the proxy statements of peer information technology services companies and published information from various nationally recognized compensation surveys. Our peer group includes all of the U.S.-based companies in the Coredata Group Information Technology Services Index, which was used in the preparation of our Performance Graph, except those that are substantially smaller than Perot Systems. In addition, Perot Systems included in its peer set other comparably sized companies with which Perot Systems competes.

Base Salary

Base salary is a core component of our compensation program. Base salary rewards associates for effective performance in their current role and is adjusted over time as a consequence of that performance and also changes in responsibility. We set and adjust base salary based on the following principles:

•	The base salaries of all associates, including executive officers, reflect market levels in order to ensure competitiveness and consistency.

•	Specific salary levels vary by individual, according to experience, responsibility level, and individual performance towards the attainment of corporate goals and objectives.

In light of these considerations, executive officers received salary increases in 2004 averaging 3.0% of salary, which was consistent with increases received by associates generally.

Short-Term Incentive Program

Perot Systems’ short-term incentive program is an annual bonus plan. Perot Systems and the committee review the design of the annual bonus plan annually, but always link the plan to principles of corporate and individual performance.

•	Perot Systems and the committee set corporate financial and strategic goals during the first quarter of each plan year as well as the overall framework of the plan. We then use these goals to determine the basic payments after the end of the plan year. We also consider factors such as the financial targets and corporate contribution of business units, which may be recognized in our plan design.

•	Perot Systems and the committee also consider individual performance as the other key criterion in determining payments under the plan. Perot Systems and the committee consider the contribution of individual associates and their attainment of designated goals as the means by which Perot Systems meets its corporate objectives. Associates are attributed individual goals and annual performance ratings and any payments reflect such goals and ratings.

As in prior years, the annual bonus plan for 2004 reflects corporate, business unit, and individual performance. Perot Systems and the committee established specific financial goals for 2004 bonus purposes in regards to its revenue, earnings per share, free cash flow, and the value of new contract signings, which were weighted equally. Perot Systems also established target bonus awards for executive officers, with potential awards ranging from 0% to 200% of target levels. The committee has the discretion to adjust the amounts payable under the plan to take into account circumstances arising during the year. Individual payments were assessed against these design criteria. With respect to bonuses related to 2004 performance, our executive officers will receive payments commensurate with exceeding all of the financial goals outlined above, after a discretionary reduction by the committee that was consistent with management’s recommendation.

Long-Term Incentive Programs

Perot Systems regards the holding of stock as a key consideration for executive officers. We believe that stock ownership helps fundamentally to align executive behaviors and the achievement of corporate objectives with our stockholders. Stock rewards long-term commitment to the successful performance of an organization. It is, therefore, a major component of our executive compensation program.

We use stock-based awards under an annual grant program. We consider executive officers, like all other associates, for awards on the basis of their contribution and responsibility level and reference to the external market. In 2004, Perot Systems awarded restricted shares in addition to stock options to reflect market trends and external developments. The restricted shares vest over five years subject to achievement of individual performance goals. Perot Systems has also established share ownership requirements for executive officers that are based on these restricted stock awards to support our core philosophy of stock ownership.

The short-term and long-term incentive programs are both operated at the discretion of Perot Systems.

Compensation of the Chief Executive Officers

Ross Perot, Jr. was President and Chief Executive Officer effective September 1, 2000 until he was appointed Chairman of the Board on September 22, 2004. He remains an executive officer of Perot Systems. Mr. Perot’s base salary as President and Chief Executive Officer for 2004 was $515,000, increased by 3% from $500,000, which was below market levels and based on Perot Systems’ historical compensation of its Chief Executive Officers. In his new role as Chairman, Mr. Perot will continue to receive a base salary of $515,000, which the committee believes to be consistent with a competitive range for his new position. Based on Perot Systems’ results against the financial criteria established for 2004 bonus purposes as mentioned above, and in light of the committee’s evaluation of Mr. Perot’s leadership and individual performance, the committee approved an annual bonus of $720,000 for Mr. Perot, which reflected the time he served as President and Chief Executive Officer. Mr. Perot is not eligible to earn annual bonus awards in his capacity as Chairman. In light of various considerations, including prior stock option awards, Mr. Perot received no long-term incentive awards in 2004.

Peter Altabef, formerly Vice President, General Counsel and Secretary, was appointed President and Chief Executive Officer on September 22, 2004. At the time of his promotion, the committee approved an increase in Mr. Altabef’s salary from $352,000 to $500,000, which is below market levels and is based on the previous salary level of the former President and Chief Executive Officer. Mr. Altabef’s target bonus award was also increased at that time to the level of the former President and Chief Executive Officer. Based on Perot Systems’ results against the financial criteria established for 2004 bonus purposes as mentioned above, and in light of the committee’s evaluation of Mr. Altabef’s individual performance, the committee approved an annual bonus of $661,000 for Mr. Altabef, which comprises $374,000 paid with respect to service as General Counsel and $287,000 paid with respect to service as President and Chief Executive Officer. Mr. Altabef received 100,000 stock options and 100,000 restricted shares in 2004, subject to the same terms and conditions as awards received by other executive officers. The committee approved these awards both in light of Mr. Altabef’s role as Chief Executive Officer and his promotion in 2004.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to Perot Systems’ Chief Executive Officer and to each of the other four highest-paid executive officers unless this compensation qualifies as “performance-based.” The committee believes that appropriate actions have been taken to date to preserve the deductibility of compensation of senior officers. The committee will continue to review the potential deductibility of compensation but retains the discretion to award compensation that may not be deductible if it believes such action is in the best interest of Perot Systems and its stockholders.

Conclusion

Our compensation policy and resultant payments directly reflect the performance of Perot Systems and its individual executive officers. It is our belief that our compensation policy serves the best interests of our stockholders and Perot Systems.

HUMAN RESOURCES AND
COMPENSATION COMMITTEE:

Carl Hahn (Chair)
DeSoto Jordan
Thomas Meurer

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENT

Our directors, executive officers, and holders of more than 10% of our Class A Common Stock must file reports with the Securities and Exchange Commission indicating the number of shares of Perot Systems’ Class A Common Stock they beneficially own and any changes in their beneficial ownership. They must provide copies of these reports to us. Based on our review of these reports and written representations from the persons required to file them, we believe that all Section 16(a) Securities and Exchange Commission filing requirements applicable to our directors and executive officers for fiscal 2004 were timely met except that each of Messrs. Blasnik, Hahn, Meurer, Freeman, Renzi, King, Williams, Anderson and Robert Kelly reported one Section 16 transaction late due to an administrative error on the part of the Company. Messrs. Altabef and Champy each reported two Section 16 transactions late due to administrative errors on the part of the Company.

PERFORMANCE GRAPH

The graph below compares the performance of our Class A Common Stock since December 31, 1999.

ASSUMES $100 INVESTED ON DEC. 31, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

(1)	The Coredata (formerly known as Media General) Group Information Technology Services Index.

Equity Compensation Plan Information

The following table gives information about our Class A Common Stock that we may issue under our equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	9,547,798 (1)	$13.71	41,134,137	(2)
Equity Compensation Plans Not Approved by Security Holders	20,356,122	$15.13	789,855	(3)
Total	29,903,920	$14.68	41,923,992

(1)	Excludes 573,615 restricted stock units that have been granted under the 2001 Long-Term Incentive Plan.

(2)	Includes 24,089,719 shares available to be issued under the 2001 Long-Term Incentive Plan and 17,044,418 shares available to be issued under the 1999 Employee Stock Purchase Plan.

(3)	Includes 464,000 shares available to be issued under the 1996 Non-Employee Director Stock Option/Restricted Stock Plan and 325,855 shares available to be issued under other plans.

We have five equity plans or arrangements that have not been approved by our stockholders. Under one arrangement, our non-employee directors may elect to have all or a portion of their director retainers paid in our Class A Common Stock, valued at such stock’s closing market price on the last day of the fiscal quarter to which the retainer installment relates.

Our 1996 Non-Employee Director Plan, which was adopted prior to our initial public offering in 1999 and remains active, provides for issuance of up to 800,000 restricted shares or options to purchase our Class A Common Stock to our non-employee directors (other than Ross Perot). Under the plan, each eligible director currently receives an option to purchase 8,000 shares of our Class A Common Stock upon election, and subsequent awards are made upon the completion of vesting of the director’s prior awards. Awards have an exercise price equal to the fair market value on the date of the award and vest one year following the award. In lieu of receiving an option, each director has the option to purchase 8,000 shares of restricted stock which vest in one year, at a purchase price equal to the fair market on the date of the award. Payment is due at the time of the award. No director has elected to purchase restricted shares since 1998. Awards under the 1996 Non-Employee Director Plan prior to June 2003 were for 40,000 options or restricted shares, which vest over five years.

The remaining plans were also adopted prior to Perot Systems’ initial public offering in 1999 and were terminated in 2001, except to the extent that they govern options or restricted shares that were outstanding at the time of the termination of such plans. Our 1991 Stock Option Plan provided for the issuance of options to eligible employees and were generally issued at not less than the fair market value on the date of grant. Our Restricted Stock Plan, which was adopted in 1988, provided eligible employees with the opportunity to purchase our stock at its fair market value (determined pursuant to a third-party appraisal). Unvested restricted shares are generally subject to repurchase at cost plus eight percent upon termination of employment. These grants or awards had vesting periods of from three to 10 years. Our Advisor Plan provided for the grant of options and the sale of restricted shares to advisors and consultants on substantially the same terms as those provided to employees under the 1991 Stock Option Plan and the Restricted Stock Plan.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

March 3, 2005

The Audit Committee of our Board of Directors (“Board”) is composed of three directors and operates under a written charter adopted by our Board. All members of the Audit Committee meet the independence standards established by our Board, the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. Our Board adopted revisions to the Audit Committee’s charter in 2004, and the new charter is included as Annex 1 to this Proxy Statement and is available at the Corporate Responsibility section on Perot Systems’ website at www.perotsystems.com/responsibility.

Perot Systems’ management is responsible for, among other things, preparing its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), and evaluating the effectiveness of such internal control over financial reporting. Perot Systems’ independent registered public accounting firm is responsible for auditing the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. The independent registered public accounting firm is also responsible for auditing Perot Systems’ internal control over financial reporting in accordance with such standards and for expressing an opinion on (i) management’s assessment of the effectiveness of its internal control over financial reporting and (ii) the effectiveness of its internal control over financial reporting. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of Perot Systems’ financial reporting process. In its oversight role, the Audit Committee reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), Perot Systems’ independent registered public accounting firm for 2004. The Audit Committee also reviewed and discussed Perot Systems’ internal control over financial reporting with management and with PwC.

The Audit Committee has met privately with PwC and discussed any issues deemed significant by the independent registered public accounting firm, including the required matters to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committee, as amended. PwC has provided to the Audit Committee written disclosures and the letter required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with PwC that firm’s independence. The Audit Committee also concluded that PwC’s provision of non-audit services to Perot Systems and its affiliates is compatible with PwC’s independence.

Based upon the foregoing considerations, the Audit Committee recommended to our Board that the audited financial statements be included in Perot Systems’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission and appointed PwC the independent registered public accounting firm for the Company for 2005.

The foregoing report is respectfully submitted by members of the Audit Committee of our Board:

AUDIT COMMITTEE

C. H. Moore, Jr. (Chair)
John S.T. Gallagher
Carl Hahn

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
AND FOR THE 2006 ANNUAL MEETING

Under Article II, Section 4 of our current bylaws, proposals by stockholders intended to be presented at the Annual Meeting must be received by Perot Systems’ Secretary at our executive offices no later than the close of business on April 11, 2005.

If you would like to include a stockholder proposal in the proxy statement for the 2006 annual meeting, it must be delivered to Perot Systems’ Secretary at our executive offices no later than December 1, 2005.

OTHER MATTERS

Other Business

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposals discussed above. If other proposals are properly brought before the Annual Meeting, any proxies returned to us will be voted as the proxy holders see fit.

New York Stock Exchange Disclosure Requirements

Perot Systems submitted to the New York Stock Exchange (“NYSE”) during 2004 a certification of its Chief Executive Officer regarding compliance with the NYSE’s corporate governance listing standards. Perot Systems also included as exhibits to its annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, the certifications of its Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act of 2002.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission called “householding.” Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of our proxy materials please: (1) mail your request to Perot Systems Investor Relations, 2300 West Plano Parkway, Plano, Texas 75075; or (2) contact our Investor Relations Department at 1-877-737-6973. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

FOR MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning Perot Systems at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov/ that contains reports, proxy, and information statements and other information regarding issuers that file electronically with the SEC, including Perot Systems. Our Class A Common Stock is listed on the NYSE. These reports, proxy statement, and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

In addition, our annual report on Form 10-K (without exhibits) is available via the Internet at our website (www.perotsystems.com). If you would like to request documents from us, please contact our Investor Relations Department at 1-877-737-6973 by April 15, 2005 to receive them before the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas D. Williams
Secretary

ANNEX 1

PEROT SYSTEMS CORPORATION

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

I.	PURPOSE.

The purpose of the Audit Committee (the “Committee”) is to assist the Perot Systems Corporation (Perot Systems) Board of Directors (Board) oversight of:

A.	The integrity of Perot Systems’ financial statements;

B.	Perot Systems’ compliance with applicable legal and regulatory requirements;

C.	The performance of Perot Systems’ independent auditor and internal audit department; and

D.	The independent auditor’s qualifications and independence.

The Committee will prepare a report required by the SEC for inclusion in the Perot Systems’ annual proxy statement.

II.	STRUCTURE AND OPERATIONS.

A.    Size. The Committee shall comprise three or more members of the Board, as determined by the Board after considering the recommendation, if any, of the Nominating and Corporate Governance Committee.

B.    Appointment and Removal of Members. The Board shall appoint the members of the Committee from qualified members of the Board. Each member of the Committee shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. Any or all members of the Committee may be removed, with or without cause, by a majority vote of the Board.

C.    Qualifications. The membership of the Committee must have the following qualifications, as determined by the Board:

1.	Each member must be “independent” in accordance with Perot Systems’ Corporate Governance Principles, the rules of the New York Stock Exchange, Inc. (the “NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”), including being free from any material relationship that would interfere with the exercise of his or her independent judgment. Persons are not “independent” if, within the past three years:

(a)	The person was an employee, or an immediate family member was an executive officer, of Perot Systems;

(b)	The person, or an immediate family member, received more than $100,000 in direct compensation from Perot Systems (other than for director’s fees) in a year;

(c)	The person was affiliated with or employed by, or an immediate family member was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Perot Systems;

(d)	The person was employed by, or an immediate family member was an executive officer of, a company of which any of Perot Systems’ present executives serve on the other company’s compensation committee; or

(e)	The person was employed by, or an immediate family member was an executive officer of, another company that makes payments to, or receives payments from, Perot Systems for property or services in an amount which in any fiscal year, exceeds the greater of $1,000,000 or five percent of such other company’s consolidated gross revenues.

2.	Each member will be “financially literate,” or become financially literate within a reasonable period of time after his or her appointment to the Committee.

3.	At least one member will be an “audit committee financial expert,” as defined by the Commission.

4.	No member will simultaneously serve on the audit committee of more than two other public companies without the approval of the full Board.

5.	Any additional qualifications required by Perot Systems’ Corporate Governance Principles, the NYSE, the Exchange Act and the rules and regulations of the Commission.

D.    Chair. Unless a Chair is elected by the full Board, the members of the Committee shall designate a Chair by majority vote of the full Committee membership. The Chair will chair all regular sessions of the Committee and set the agendas for Committee meetings, based upon consultations with management, the independent auditor, and the director of internal audit and upon any input received from the members of the Committee. If a Chair is not designated or is not present at any meeting, the members of the Committee may designate a chairman for such meeting by majority vote of the Committee.

E.    Delegation. The Committee shall be entitled to delegate certain of its responsibilities, where appropriate, to the Chair or to one or more other members of the Committee, subject to policies and/or procedures adopted by the Committee, which shall be consistent with applicable legal and regulatory requirements.

F.    Funding. Perot Systems shall provide for appropriate funding, as determined by the Committee, for payment of (a) compensation to the independent auditor for the purpose of rendering or issuing an audit report or related work or performing other audit, review, attest and related services for Perot Systems, (b) compensation to the independent auditor for engagements pre-approved in accordance with Perot Systems’ policy “Restrictions on the Engagement of Audit Firm,” (c) other consultants or experts employed by the Committee and (d) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III.	MEETINGS.

A.    Frequency; Notice; Quorum. The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Chair or any member of the Committee may call meetings of the Committee upon at least 48 hours’ notice, which may be delivered by mail, courier service, fax, email, or telephone, as long as the means of delivery utilized would normally result in all members having at least 48 hours’ notice of the meeting. Meetings of the Committee may be held telephonically. A majority of the members of the Committee will constitute a quorum.

B.    Attendance of Non-Members. The Committee may invite to its meetings any director, any manager of Perot Systems and any other persons it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

C.    Executive Sessions. The Committee shall meet with management, the director of the internal auditing department and the independent auditor, in separate executive sessions, as required by applicable law, regulation, exchange listing rules and in such other instances that the Committee deems appropriate.

IV.	RESPONSIBILITIES AND DUTIES.

The following functions shall be within the power of the Committee in carrying out its purposes outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional or different policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also have such further powers as may be delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern, including but not limited to issues arising from section IV (D)(3), that the Committee deems appropriate. The Committee shall have independent authority to retain outside counsel or other experts for this purpose and unrestricted access to Perot Systems’ employees, documents and other information. Perot Systems will pay the fees and out-of-pocket expenses associated with any study or investigation conducted by the Committee, including fees and expenses of the Committee’s outside counsel and other experts. The Committee is authorized to perform, oversee the performance of, and engage the independent auditor or third parties to perform such supplemental or additional work as the Committee may from time to time determine to be appropriate.

A.    Financial Statements and Disclosure Matters.

1.	Review and discuss with management, the internal audit department and the independent auditor the annual and quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the annual and quarterly financial statements being filed in Perot Systems’ Forms 10-K and Forms 10-Q, as applicable. In connection with these reviews, the Committee will:

(a)	Review and discuss with the independent auditor (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, (iii) the internal controls adhered to by Perot Systems, management and the financial, accounting and internal auditing personnel of Perot Systems, and the impact of the system of internal controls on the quality and reliability of Perot Systems’ financial reporting and (iv) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(b)	Review and discuss with management, the independent auditor and, to the extent applicable, the internal auditing department (i) significant accounting principles and financial statement presentations, including any significant changes in Perot Systems’ selection or application of accounting principles, (ii) significant financial reporting issues and judgments made in connection with the preparation of Perot Systems’ financial statements, including the effect of alternative GAAP methods on the financial statements, (iii) the development, selection and disclosure of critical accounting estimates and the analyses of alternative assumptions or estimates, and the effect of such estimates on Perot Systems’ financial statements, (iv) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of Perot Systems, (v) any “pro forma” or “adjusted non-GAAP” information contained in Perot Systems’ periodic reports, (vi) the effect of significant litigation, contingencies and claims against Perot Systems on Perot Systems’ financial statements and (vii) audit problems or difficulties and management’s response to such problems and difficulties.

2.	Discuss with management and the independent auditor Perot Systems’ earnings press releases, including the use, if any, of “pro forma” or “adjusted non-GAAP” information. In addition, the Committee will discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

3.	Discuss with management Perot Systems’ major financial risk exposures and the steps management has taken to monitor and control such exposures, including Perot Systems’ risk assessment and risk management policies.

4.	Obtain from the independent auditor the information required to be disclosed to Perot Systems by generally accepted auditing standards (“GAAS”) in connection with the conduct of an audit and discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, including (i) the independent auditor’s responsibility under GAAS, (ii) Perot Systems’ significant accounting policies, (iii) accounting estimates, assumptions and judgments used in preparing Perot Systems’ financial statements, (iv) significant audit adjustments discovered and (v) disagreements with management encountered in the course of the audit.

5.	Receive and review the Section 302 certifications of Perot Systems’ Chief Executive Officer and Chief Financial Officer, or other persons performing similar functions, included in Perot Systems’ Forms 10-K and Forms 10-Q.

B.	Independent Auditor.

1.	The Committee is appointed by the Board to be directly responsible for the appointment, termination, compensation and oversight of the independent auditor of Perot Systems in connection with their preparation or issuance of audit reports and the performance of other audit, review, attest and related services for Perot Systems. The Committee is also responsible for approving, evaluating and overseeing the work of the independent auditor (including the audit plan and any subsequent changes in the audit plan) and resolving any disagreements between management and the independent auditor regarding Perot Systems’ financial reporting process, internal controls and financial statements. The independent auditor reports directly to the Committee.

2.	Pre-approve engagements for, and set policies and procedures for engagements relating to, audit, review or attest services and permitted non-audit services and the terms and fees thereof, which may include pre-approval of categories of non-audit services with aggregate authorized expenditures, to be performed for Perot Systems or its subsidiaries by the independent auditor, subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

3.	Review the experience and qualifications of the senior members of the independent auditor’s team to determine that the team has the competence necessary to conduct the audit engagement in accordance with GAAS.

4.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (c) all relationships between the independent auditor and Perot Systems or any of its affiliates, including the written disclosures and the letter required by Independence Standards Board Standard 1, as it may be amended from time to time, and any successor to such standard. The Committee will evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence. In making this evaluation, the Committee should take into account the opinions of management and the internal audit department. The Committee presents its conclusions to the Board.

5.	Oversee the rotation of the lead audit partner, the concurring review partner and each other audit partner who has responsibility for decision-making on significant auditing, accounting and reporting matters that affect the financial statements or who maintain regular contact with management and the Committee as required by applicable law, regulation or exchange listing rules.

6.	Recommend and oversee Perot Systems’ written policies for hiring employees or former employees of the independent auditor who have participated in any capacity in an audit of Perot Systems.

7.	If necessary or appropriate, review any communications between the independent audit team and its national office regarding auditing or accounting issues presented by the engagement.

8.	Discuss with management, the internal audit department and the independent auditor any accounting adjustments that were noted or proposed by the independent auditor, but were passed (as immaterial or otherwise).

9.	Discuss with the independent auditor any difficulties the independent auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management.

10.	Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit function.

11.	Require the independent auditor to review the financial information included in Perot Systems’ Forms 10-Q in accordance with Rule 10-01(d) of Regulation S-X prior to Perot Systems filing such reports with the Commission. If Perot Systems states in a Form 10-Q that the interim financial statements have been reviewed by the independent auditor, the Committee will obtain the independent auditor’s report as required by Rule 10-01(d).

C.	Internal Audit Department and Legal Compliance.

1.	Review the budget, plan, changes in plan, material activities, organizational structure, and qualifications of the internal audit department, as needed.

2.	Review the performance of, and make recommendations to the management of Perot Systems regarding, the appointment, performance, and retention, of the director of internal audit.

3.	Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

4.	On at least an annual basis, review with Perot Systems’ counsel (a) any legal matters that could have a significant impact on the organization’s financial statements, (b) Perot Systems’ compliance with internal corporate governance policies and applicable laws and regulations and (c) inquiries received from and correspondence with regulators, governmental agencies and employees raising material issues with respect to Perot Systems’ financial reporting process, internal controls and financial statements. On at least an annual basis, review with Perot Systems’ Tax Director any tax matters that could have a significant impact on the organization’s financial statements.

5.	Obtain presentations from management and Perot Systems’ internal audit director concerning Perot Systems’ compliance with applicable legal requirements and Perot Systems’ Standards & Ethical Principles. Obtain and review presentations regarding, and disclosures of, insider and affiliated party transactions.

6.	Obtain from the independent auditor the reports required to be furnished to the Committee under Section 10A of the Exchange Act and obtain from the independent auditor any information with respect to illegal acts in accordance with Section 10A.

D.	Other Committee Responsibilities, and Clarification of Role.

1.	Oversee the integrity of the audit process, financial reporting process, internal controls and financial statements of Perot Systems, and the work of management, the internal audit department and the independent auditor in these areas, as applicable.

2.	Review and approve procedures, including but not limited to a confidential, anonymous hotline, for (a) the receipt, retention and treatment of complaints received by Perot Systems regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of Perot Systems of concerns regarding questionable accounting or auditing matters.

3.	Review management’s report regarding the internal controls and procedures for financial reporting of Perot Systems as required by the rules and regulations of the Commission.

E.	Reports.

1.	Report regularly to the Board (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities, and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such report.

2.	Ensure that (i) the Perot Systems website includes a copy of this Charter and (ii) Perot Systems’ annual report states that a copy of this Charter is available on the Perot Systems website and available in print upon request.

3.	Maintain minutes or other records of meetings and activities of the Committee.

V.	ANNUAL PERFORMANCE EVALUATION.

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee, including by reviewing the compliance of the Committee with this Charter. In conducting its evaluation, the Committee may address all matters that it considers relevant to its performance. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or desirable.

VI.	GENERAL.

A.    Reliance. Nothing in this Charter will, or will be deemed to, decrease or modify in any manner adverse to any member of the Committee, such member’s right to rely on statements and certifications made by Perot Systems’ officers, employees, agents, counsel, experts and auditors.

B.    Indemnification. Nothing in this Charter will, or will be deemed to, adversely affect in any manner the rights of members of the Committee to indemnification and advancement of expenses under the Certificate of Incorporation or Bylaws of Perot Systems or under any contract, agreement, arrangement or understanding benefiting such member.

C.    No Creation of Duties, Liabilities, or Obligations. Notwithstanding any other provision of this Charter, no provision of this Charter will, except to the extent required by applicable law, rule or regulation, be construed to create any duty, liability or obligation on the part of the Committee or any of its members.

D.    Committee Is Not an Auditor. While the Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Perot Systems’ financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Perot Systems’ financial statements are the responsibility of its management, and the independent auditor is responsible for the annual audit of those statements and for performing other audit, review or attest services pre-approved by the Committee. Nor is it the duty of the Committee to conduct investigations (unless specific circumstances are brought to its attention warranting such a review) or to assure compliance with laws and regulations.

Directions to Perot Systems’ Plano Campus

From DFW International Airport:

Take International Parkway (the one main road running north-south through DFW Airport) North to I-635 East.

Continue East on I-635.

Take Exit #27B to I-35E North.

Take Exit #443 to President George Bush Turnpike (TX 190) heading East.

Drive East on President George Bush Turnpike (TX 190) to Plano.

Exit at Custer Parkway.

Turn Left on Custer Parkway to go North.

At Plano Parkway turn Left.

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

From Downtown Dallas:

Proceed North on North Central Expressway (IH-75).

Take exit #28B to President George Bush Turnpike going West.

Take the first exit—Custer Parkway. Proceed West on the service road to the light at Custer Parkway.

Turn Right on Custer Parkway.

Turn Left at the first light (Plano Parkway).

As you head West on Plano Parkway, Perot Systems’ Campus is on your left.

Use the first left turn lane entering the Campus parking lot. Once entering the parking lot, proceed to the west end of the parking lot and enter the Campus through the West Lobby.

PEROT SYSTEMS CORPORATION
2300 W. PLANO PARKWAY
PLANO, TEXAS 75075

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on May 10, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Perot Systems Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on May 10, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Perot Systems Corporation, Attention: Legal Department, 2300 W. Plano Parkway, Plano, Texas 75075.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PERSYS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEROT SYSTEMS CORPORATION

THE DIRECTORS RECOMMEND A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

	For	Withhold	For All	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number and name on the line below.
PROPOSAL 1
To elect as Directors the nominees listed below.
01) Ross Perot
02) Ross Perot, Jr.
03) Peter A. Altabef
04) Steve Blasnik
05) John S.T. Gallagher
06) Carl Hahn
07) DeSoto Jordan
08) Thomas Meurer
09) Cecil H. (C. H.) Moore, Jr.
10) Anuroop (Tony) Singh
	All ¡	For All ¡	Except ¡

THE DIRECTORS RECOMMEND A VOTE “FOR” PROPOSAL 2.				For	Against	Abstain

PROPOSAL 2	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.			¡	¡	¡

This proxy card must be signed for your instructions to be executed. Please sign exactly as your name appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PEROT SYSTEMS CORPORATION

Proxy For Annual Meeting of Stockholders
May 11, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Perot Systems Corporation hereby acknowledge(s) receipt of the Proxy Statement dated March 31, 2005, and hereby appoint(s) Thomas D. Williams, Vice President, General Counsel and Secretary of Perot Systems, and Rex C. Mills, Associate General Counsel of Perot Systems, or either of them, proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of Class A Common Stock of Perot Systems Corporation held of record by the undersigned on March 14, 2005, at the Annual Meeting of Stockholders to be held at the Corporate Headquarters Cafeteria, 2300 West Plano Parkway, Plano, Texas 75075, at 3:00 p.m. Central Daylight Time on May 11, 2005 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AND IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTING THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)